Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-133449
333-133449-01
PROSPECTUS
$500,000,000
Baxter Finco B.V.
OFFER TO EXCHANGE
4.750% Notes due 2010
that have been registered under the Securities Act of 1933
for any and all outstanding
4.750% Notes due 2010

Unconditionally and Irrevocably Guaranteed by
Baxter International Inc.

     We are offering to exchange upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), up to $500,000,000 aggregate principal amount of our new 4.750% Notes due 2010 (which we refer to as the “exchange notes”) for our currently outstanding 4.750% Notes due 2010 (which we refer to as the “outstanding notes”). In this prospectus, we sometimes refer to the exchange notes and outstanding notes collectively as the “notes.” The outstanding notes are, and the exchange notes will be, unconditionally and irrevocably guaranteed by Baxter International Inc. The exchange notes and guarantees are substantially identical to the outstanding notes and guarantees, except that the exchange notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), will not have any of the transfer restrictions, registration rights or rights of additional interest applicable to the outstanding notes. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture.
     The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on June 19, 2006, unless extended.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or for inclusion of the notes in any automated quotation system.

•	The exchange of outstanding notes for exchange notes pursuant to this exchange offer will not be a taxable event for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.
     Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available for a period of 180 days after the expiration date of this exchange offer to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

      Please see “Risk Factors” beginning on page 6 for a discussion of certain risks that you should consider before participating in the exchange offer.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 22, 2006

     You should rely only on the information incorporated by reference or provided in this prospectus. Neither Baxter nor Finco has authorized anyone to provide you with different information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date of the document incorporated by reference or the date on the front of this prospectus, as applicable. You should read all information accompanying this prospectus.

WHERE YOU CAN FIND MORE INFORMATION
      Baxter International Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document Baxter files with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.
      In addition, Baxter’s common stock is listed and traded on the New York Stock Exchange. Accordingly, you may inspect the information Baxter files with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      Baxter Finco B.V. is not required to file annual, quarterly, current or other reports with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, Finco does not file separate financial statements with the SEC and does not independently publish its financial statements. There are no separate financial statements of Finco included or incorporated by reference in this prospectus. Finco and Baxter do not believe these financial statements would be helpful because:

•	Finco is an indirect wholly-owned subsidiary of Baxter, which files consolidated financial information under the Exchange Act;

•	Finco does not have independent operations other than issuing the notes and other necessary or incidental activities; and

•	Baxter unconditionally and irrevocably guarantees the notes of Finco.
      Finco and Baxter have filed with the SEC a Registration Statement on Form S-4 under the Securities Act, of which this prospectus forms a part, in connection with the offering of the exchange notes. This prospectus does not contain all of the information in the registration statement. You will find additional information about Finco, Baxter and the exchange notes in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement.
      We are incorporating by reference in this prospectus certain information filed by Baxter with the SEC, which means that we are disclosing important business and financial information to you by referring you to those documents that are considered part of this prospectus. This prospectus incorporates by reference the documents filed by Baxter listed below and any future filings Baxter makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the prospectus and prior to the termination of any offering of securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 7, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 3, 2006; and

•	Current Reports on Form 8-K, filed with the SEC on February 17, 2006 and May 18, 2006.
      The information incorporated by reference is an important part of this prospectus, and information that Baxter files later with the SEC will be deemed to update and supersede this information. Each of these documents is available from the SEC’s website and Public Reference Room described above. Through Baxter’s website, http://www.baxter.com, you can access electronic copies of documents Baxter files with the SEC, including the annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and any amendments to those reports. Information on Baxter’s website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as reasonably practicable after filing with the SEC. You may also request a copy of those filings, excluding exhibits unless such exhibits are specifically incorporated by reference, at no cost by writing or telephoning Baxter’s principal executive offices at the following address:
Corporate Secretary
Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015
(847) 948-2000
      In order to ensure timely delivery, you must request this information no later than June 12, 2006, which is five business days before the expiration date of the exchange offer.

ii

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
      The matters discussed in this prospectus that are not historical facts include forward-looking statements. The statements are based on assumptions about many important factors, including the following, that could cause actual results to differ materially from those in the forward-looking statements:

•	future actions of regulatory bodies and other governmental authorities, including the Food and Drug Administration and foreign counterparts that could delay, limit or suspend product development, manufacturing or sale or result in seizures, injunctions and monetary sanctions, including with respect to Baxter’s infusion pumps;

•	product quality or patient safety issues, leading to product recalls, withdrawals, launch delays, litigation or declining sales;

•	product development risks, including satisfactory clinical performance, the ability to manufacture at appropriate scale, and the general unpredictability associated with the product development cycle;

•	demand for and market acceptance risks for new and existing products, such as ADVATE, and other technologies;

•	the impact of geographic and product mix on Baxter’s sales;

•	the impact of competitive products and pricing, including generic competition, drug reimportation and disruptive technologies;

•	inventory reductions or fluctuations in buying patterns by wholesalers or distributors;

•	the availability of acceptable raw materials and component supply;

•	global regulatory, trade and tax policies;

•	the ability to enforce patents;

•	patents of third parties preventing or restricting Baxter’s manufacture, sale or use of affected products or technology;

•	reimbursement policies of government agencies and private payers;

•	timely realization of the benefits of Baxter’s restructuring initiatives;

•	foreign currency exchange fluctuations;

•	changes in credit agency ratings; and

•	other risks identified in this prospectus, including those risks described below under the caption “Risk Factors”, and those risks identified in Baxter’s other filings with the SEC, all of which are available on Baxter’s website.
      Baxter does not undertake to update its forward-looking statements.

iii

SUMMARY
      The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus, including the documents that are incorporated by reference in this prospectus and in the indenture as described under “Description of the Notes and Guarantees.” You should read the entire prospectus before participating in the exchange offer.
Baxter Finco B.V.
      Baxter Finco B.V., the issuer, is a private company of limited liability organized under the laws of The Netherlands and an indirect wholly-owned subsidiary of Baxter International Inc. Finco loaned the net proceeds of the offering of the outstanding notes to other wholly-owned subsidiaries of Baxter. Finco has no significant operations and after lending the proceeds of the offering of the outstanding notes does not have significant assets other than its right to repayment of these loans. Its principal executive offices are located at Kobaltweg 49, 3542 CE Utrecht, The Netherlands and its telephone number is (31) 030-248-8911.
Baxter International Inc.
      Baxter International Inc., the guarantor, was incorporated under Delaware law in 1931. Its principal executive offices are located at One Baxter Parkway, Deerfield, Illinois 60015 and its telephone number is (847) 948-2000. Baxter assists healthcare professionals and their patients with the treatment of complex medical conditions, including hemophilia, immune disorders, infectious diseases, cancer, kidney disease, trauma and other conditions. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives. Baxter’s products are used by hospitals, clinical and medical research laboratories, blood and plasma collection centers, kidney dialysis centers, rehabilitation centers, nursing homes, doctors’ offices and by patients at home under physician supervision. Baxter manufactures products in 28 countries and sells them in over 100 countries.
      Baxter operates as a global leader in critical therapies for life-threatening conditions. The Medication Delivery, BioScience and Renal segments comprise Baxter’s continuing operations. The Medication Delivery business manufactures intravenous solutions and administration sets, premixed drugs and drug reconstitution systems, pre-filled vials and syringes for injectable drugs, electronic infusion pumps, and other products used to deliver fluids and drugs to patients. The BioScience business manufactures plasma-based and recombinant proteins used to treat hemophilia, and other biopharmaceutical products, including plasma-based therapies to treat immune disorders, alpha 1 antirypsin deficiency and other chronic blood-related conditions, biosurgery products for hemostasis, wound-sealing, and tissue regeneration, and vaccines. The Renal business manufactures products for peritoneal dialysis, a home therapy for people with end-stage renal disease, or irreversible kidney failure. The Renal business also distributes products (hemodialysis instruments and disposables, including dialyzers) for hemodialysis, a form of dialysis generally conducted several times a week in a hospital or clinic. These businesses enjoy leading positions in the medical products and services fields.
The Exchange Offer
      On October 5, 2005, Finco sold $500,000,000 aggregate principal amount of the outstanding notes in a private placement to initial purchasers pursuant to a purchase agreement dated September 28, 2005. The outstanding notes are, and the exchange notes will be, fully and unconditionally guaranteed by Baxter International Inc. The initial purchasers subsequently resold the outstanding notes to “qualified institutional buyers” in reliance on Rule 144A under the Securities Act.
      In connection with this private placement of the outstanding notes, Baxter and Finco entered into a registration rights agreement with the initial purchasers in which we agreed, among other things, to complete the exchange offer within 270 days after the original issue date of the outstanding notes.

      In the exchange offer, you are entitled to exchange your outstanding notes and guarantees for exchange notes and guarantees, which are substantially identical to the outstanding notes and guarantees except:

•	the exchange notes have been registered under the Securities Act and, therefore, will contain no restrictive legend; and

•	the exchange notes are not entitled to any registration rights or rights to additional interest.

Exchange Offer	Finco is offering to exchange up to $500,000,000 aggregate principal amount of its exchange notes for any and all of its currently outstanding notes.

You may only exchange outstanding notes in minimum denominations of $100,000 principal amount of exchange notes and additional integral multiples of $1,000 for each $100,000 principal amount and additional integral multiples of $1,000 of outstanding notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on June 19, 2006 (the “Expiration Date”), unless extended.

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, on or before the Expiration Date according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, which we refer to as DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. If you cannot satisfy either of these procedures on or before the Expiration Date, then you should comply with the guaranteed delivery procedures described below. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

• you are not an “affiliate” of Baxter or Finco within the meaning of Rule 405 under the Securities Act or a broker-dealer tendering notes acquired directly from us for your own account;

• you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes;

• you are acquiring the exchange notes in the ordinary course of your business; and

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale or other transfer of such exchange notes.

If you are an “affiliate” of Baxter or Finco within the meaning of Rule 405 under the Securities Act or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, you cannot rely on the applicable positions and interpretations of the staff of the SEC, you will not be able to tender your outstanding notes in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable amount of time and may not be able to be completed prior to the Expiration Date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal prior to the Expiration Date, or you cannot comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the Expiration Date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “Exchange Offer — Conditions to the Exchange Offer.”

Resale	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

• you are not an “affiliate” of Baxter or Finco within the meaning of Rule 405 under the Securities Act or a broker-dealer tendering notes acquired directly from us for your own account;

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and

• you are acquiring the exchange notes in the ordinary course of your business.

If you are an affiliate of Baxter or Finco, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, in the absence of an exception from the position of the SEC stated above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers.

Furthermore, any broker-dealer that acquired any of its original notes directly from us:

• will not be able to rely on the interpretations of the staff of the SEC set forth in the applicable no-action letters; and

• must also be named as a selling security holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See “Exchange Offer — Consequences of Failure to Exchange.”

We do not intend to register any outstanding notes under the Securities Act other than in the exchange offer or as otherwise may be required under the registration rights agreement.

Fees and Expenses	We will be responsible for all fees and expenses incurred in connection with the exchange offer. See “Exchange Offer — Fees and Expenses.”

Regulatory Approvals	Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Certain United States Federal Income Tax Considerations	The exchange of outstanding notes for exchange notes pursuant to this exchange offer will not be a taxable event for United

States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Certain Netherlands Tax Considerations	The exchange of outstanding notes for exchange notes pursuant to this exchange offer will not result in Netherlands income tax, subject to the factual considerations in “Certain Netherlands Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	J.P. Morgan Trust Company, National Association, is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are listed under the heading “Exchange Offer — Exchange Agent.”
The Exchange Notes

Issuer	Baxter Finco B.V.

Guarantor	Baxter International Inc. will unconditionally and irrevocably guarantee payment, as and when the same becomes due, of the principal and interest on the exchange notes.

Exchange Notes Offered	Up to $500,000,000 aggregate principal amount of 4.750% Notes due 2010.

Maturity Date and Interest Rate	The exchange notes will mature on October 15, 2010 and will bear interest at the rate of 4.750% per annum.

Interest Payment Dates	April 15 and October 15 of each year.

Redemption	Finco may redeem the exchange notes, in whole or in part, at any time at the “make-whole” prices described in “Description of the Notes and Guarantees — Optional Redemption.” In addition, Finco may redeem the exchange notes upon certain events described in “Description of the Notes and Guarantees — Optional Tax Redemption.”

Ranking	The exchange notes and the guarantees are senior unsecured obligations of Finco and Baxter, respectively, and will rank equally with existing and future senior indebtedness of Finco and Baxter, respectively. See “Description of the Notes and Guarantees — Ranking.” At March 31, 2006, Baxter had approximately $1.394 billion of senior unsecured indebtedness outstanding.

Certain Indenture Provisions	We will issue the exchange notes under the same indenture as the outstanding notes. The indenture governing the exchange notes and the guarantees contains covenants limiting the ability of Baxter and Baxter’s restricted subsidiaries to incur secured debt and enter into sale and leaseback transactions. These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes and Guarantees — Restrictive Covenants.”

Trustee, Registrar and Paying Agent	J.P. Morgan Trust Company, National Association

RISK FACTORS
      In addition to the other information set forth elsewhere or incorporated by reference into this prospectus, the factors described below relating to the exchange offer and the exchange notes should be considered carefully in deciding whether to participate in the exchange offer. Unless the context requires otherwise, “we”, “us” and “our” in this section mean Baxter International Inc.
Risks Related to the Exchange Offer

You may have difficulty selling the outstanding notes that you do not exchange.
      If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, neither Baxter nor Finco intends to register resales of the outstanding notes under the Securities Act. You should refer to “Exchange Offer” for information about how to tender your outstanding notes. The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

You must follow the exchange offer procedures carefully in order to receive the exchange notes.
      If you do not follow the procedures described herein and in the applicable attachments hereto, you will not receive any exchange notes. The exchange notes will be issued to you in exchange for outstanding notes only after timely receipt by the exchange agent of your outstanding notes and either:

•	a properly completed and executed letter of transmittal and all other required documents; or

•	a book-entry delivery by electronic transmittal of an agent’s message through the Automated Tender Offer Program of DTC.
      If you want to tender your outstanding notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of outstanding notes for exchange. For additional information, see the section captioned “Exchange Offer” in this prospectus.
Risks Related to the Notes

Finco has no significant operations or assets other than its right to repayment of loans made to other wholly-owned Baxter subsidiaries.
      The notes are obligations of Finco and are unconditionally and irrevocably guaranteed by Baxter. Finco is an indirect wholly-owned subsidiary of Baxter with no significant operations. After lending the proceeds of the private offering of the outstanding notes to other wholly-owned subsidiaries of Baxter, Finco has no significant assets other than its right to repayment of these loans. As a result, Finco’s ability to service its debt depends entirely upon the earnings and operating capital requirements of Baxter and its subsidiaries.
Risks Related to Baxter’s Business

If we are unable to successfully introduce new products or fail to keep pace with advances in technology, our business, financial condition and results of operations could be adversely affected.
      The successful and timely implementation of our business model depends on our ability to adapt to changing technologies and introduce new products. The success of new product offerings will depend on many factors, including our ability to properly anticipate and satisfy customer needs, obtain regulatory approvals on a timely basis, develop and manufacture products in an economic and timely manner, maintain advantageous positions with respect to intellectual property, and differentiate our products from those of our competitors. A failure by us to introduce planned products or other new products or to introduce these products on schedule could have an adverse effect on our business, financial condition and results of operations.
      The development and acquisition of innovative products and technologies that improve efficacy, safety, patients’ ease of use and cost-effectiveness are important to our success. If we cannot adapt to changing technologies, our products may become obsolete, and our business could suffer. Because the healthcare industry is characterized by rapid technological change, we may be unable to anticipate changes in our current and potential customers’ requirements. Our success will depend, in part, on our ability to continue to enhance our existing products, develop new technology that addresses the increasingly sophisticated and varied needs of our prospective customers, license or acquire leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our proprietary technology entails significant technical and business risks.

We are subject to a number of existing laws and regulations, non-compliance with certain of which could adversely affect our business, financial condition and results of operations, and we are susceptible to a changing regulatory environment.
      As a participant in the healthcare industry, our operations and products, and those of our customers, are regulated by numerous governmental agencies, both within and outside the United States. The impact of this on us is direct, to the extent we are ourselves subject to these laws and regulations, and is also indirect in that in a number of situations, even though we may not be directly regulated by specific healthcare laws and regulations, our products must be capable of being used by our customers in a manner that complies with those laws and regulations.
      The manufacture, distribution and marketing of our products are subject to extensive ongoing regulation by the FDA. Any new product must undergo lengthy and rigorous clinical testing and other extensive, costly and time-consuming procedures mandated by the FDA and foreign regulatory authorities. We may elect to delay or cancel our anticipated regulatory submissions for new indications for our current or proposed new products for a number of reasons. Failure to comply with the requirements of the FDA could result in warning letters, product recalls or seizures, monetary sanctions, injunctions to halt manufacture and distribution of products, civil or criminal sanctions, refusal of the government to grant approvals, restrictions on operations or withdrawal of existing approvals.
      We are currently addressing issues with our infusion pumps. Although we are working to resolve these pump issues with the FDA and in related litigation, we nevertheless are subject to administrative and legal actions. These actions include product recalls, additional product seizures, injunctions to halt manufacture and distribution, restrictions on our operations, civil sanctions, including monetary sanctions, and criminal actions. Any of these actions could have an adverse effect on our business and subject us to additional regulatory actions including costly litigation. There can be no assurance that we will resolve these pump issues without incurring additional charges or facing sanctions. In addition, our sales of other products may be adversely affected if we experience a loss of customer confidence as a result of these pump issues.
      In addition, the healthcare regulatory environment may change in a way that restricts our existing operations or our growth. The healthcare industry is likely to continue to undergo significant changes for the foreseeable future, which could have an adverse effect on our business, financial condition and results of operations. We cannot predict the effect of possible future legislation and regulation.

If reimbursement for our current or future products is reduced or modified, our business would suffer.
      Sales of our products depends, in part, on the extent to which the costs of our products are paid by health maintenance, managed care, pharmacy benefit and similar health care management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. These health care management organizations and third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments, and the prices of drugs have been targeted in this effort. We also face challenges in certain foreign markets where the pricing and profitability of our products generally are subject to government controls. Accordingly, our current and potential products may not be considered cost effective, and reimbursement to the consumer may not be available or sufficient to allow us to sell our products on a competitive basis. Legislation and regulations affecting reimbursement for our products may change at any time, including in ways that are adverse to us. Any reduction in Medicare, Medicaid or other third-party payor reimbursements could have a negative effect on our operating results.

Failure to provide quality products and services to our customers could have an adverse effect on our business and subject us to regulatory actions and costly litigation.
      Our future operating results will depend on our ability to implement and improve our quality management program, and effectively train and manage our employee base with respect to quality management. We place significant emphasis on providing quality products and services to our customers. Quality management plays an essential role in determining and meeting customer requirements, preventing defects and improving the company’s products and services. While Baxter has a network of quality systems throughout our business units and facilities, which relate to the design, development, manufacturing, packaging, sterilization, handling, distribution and labeling of our products, quality and safety issues may occur with respect to any of our products. A quality or safety issue could have an adverse effect on our business, financial condition and results of operations and may subject us to regulatory actions, including product recalls, additional product seizures, injunctions to halt manufacture and distribution, restrictions on our operations, civil sanctions, including monetary sanctions, criminal actions and costly litigation. In addition, we may be named as a defendant in product liability lawsuits, which could result in costly litigation, reduced sales, significant liabilities and diversion of our management’s time, attention and resources. Even claims without merit could subject us to adverse publicity and require us to incur significant legal fees.

Consolidation in the healthcare industry could adversely affect our business, financial condition and results of operations.
      There has been consolidation in our customer base, and by our competitors, which has resulted in pricing and sales pressures. As these consolidations occur, competition to provide products like ours will become more intense, and the importance of establishing relationships with key industry participants will become greater. Customers will continue to work and organize to negotiate price reductions for our products and services. To the extent we are forced to reduce our prices, our business will become less profitable unless we were able to achieve corresponding reductions in our expenses.

If we are unable to protect our patents and other proprietary rights or infringe upon the patents or other proprietary rights of others, our competitiveness and business prospects may be materially damaged.
      Patent and other proprietary rights are essential to our business. Our success depends to a significant degree on our ability to obtain and enforce patents and licenses to patent rights, both in the U.S. and in other countries. The patent position of a healthcare company is often uncertain and involves complex legal and factual questions. Significant litigation concerning patents and products is pervasive in our industry. Patent claims include challenges to the coverage and validity of our patents on products or processes as well as allegations that our products infringe patents held by competitors or other third parties. A loss in any of these types of cases could result in a loss of patent protection or the ability to market products, which could lead to a significant loss of sales, or otherwise materially affect future results of operations.
      We also rely on trademarks, copyrights, trade secrets and know-how to develop, maintain and strengthen our competitive positions. While we protect our proprietary rights to the extent possible, we cannot guarantee that third parties will not know, discover or develop independently equivalent proprietary information or techniques, that they will not gain access to our trade secrets or disclose our trade secrets to the public. Therefore, we cannot guarantee that we can maintain and protect unpatented proprietary information and trade secrets. Misappropriation of our intellectual property would have an adverse effect on our competitive position and may cause us to incur substantial litigation costs.

We have many competitors, several of which have significantly greater financial and other resources.
      Although no single company competes with Baxter in all of its businesses, Baxter faces substantial competition in each of its segments, from international and domestic healthcare and pharmaceutical companies of all sizes. Competition is primarily focused on cost-effectiveness, price, service, product performance, and technological innovation. Some competitors, principally large pharmaceutical companies, have greater financial, research and development and marketing resources than Baxter. Competition may increase further as additional companies begin to enter our markets or modify their existing products to compete directly with ours. Greater financial, research and development and marketing resources may allow our competitors to respond more quickly to new or emerging technologies and changes in customer requirements that may render our products obsolete or non-competitive.

If our competitors develop more effective or affordable products, or achieve earlier patent protection or product commercialization than we do, our operations will likely be negatively affected.
      We also face competition for marketing, distribution and collaborative development agreements, for establishing relationships with academic and research institutions, and for licenses to intellectual property. In addition, academic institutions, government agencies and other public and private research organizations also may conduct research, seek patent protection and establish collaborative arrangements for discovery, research, clinical development and marketing of products similar to ours. These companies and institutions compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to our programs.

We are subject to risks associated with doing business internationally.
      Our foreign operations are subject to risks which are inherent in conducting business overseas and under foreign laws, regulations and customs. These risks include possible nationalization, expropriation, importation limitations, violations of U.S. or local laws, pricing restrictions, and other restrictive governmental actions or economic destabilization, instability, disruption or destruction in a significant geographic region — due to the location of manufacturing facilities, distribution facilities or customers — regardless of cause, including war, terrorism, riot, civil insurrection or social unrest; and natural or man-made disasters, including famine, flood, fire, earthquake, storm or disease. Also, fluctuations in foreign currency exchange rates can impact our consolidated financial results.
EXCHANGE OFFER
Registration Rights Agreement
      Unless the context requires otherwise, the terms “we”, “us” and “our” in this section mean Baxter Finco B.V. and Baxter International Inc. collectively. The following summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual registration rights agreement. For a complete description of the terms of the registration rights agreement, you should read the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. In addition, you should not construe this description of the interpretations of, and positions taken by, the staff of the SEC as legal advice. You should consult your own legal advisor about these matters.
      Exchange Offer Registration Statement. In connection with the private placement of the outstanding notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the outstanding notes, at our cost, to use our reasonable best efforts to:

•	file with the SEC an exchange offer registration statement under the Securities Act for exchange notes to be exchanged for outstanding notes;

•	cause the exchange offer registration statement to be declared effective within 240 days after the date of the original issuance of the outstanding notes; and

•	to have the exchange offer registration statement remain effective until six months following the closing of the exchange offer.
      Upon the exchange offer registration statement being declared effective, we agreed to use our reasonable best efforts to complete such exchange offer within 270 days after the date of the original issuance of the outstanding notes. We agreed to keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the exchange offer registration statement becomes effective.
      Transferability. For each outstanding note surrendered to us pursuant to the exchange offer, the holder of such outstanding note will receive an exchange note having a principal amount equal to that of the surrendered outstanding note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered in exchange therefor. The registration rights agreement also provides an agreement to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities to exchange such outstanding notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of exchange notes received by such broker-dealer in such exchange offer. We agreed to maintain the effectiveness of the registration statement for these purposes for six months after the closing of the exchange offer.
      The preceding agreement is needed because any broker-dealer who acquires outstanding notes for its own account as a result of market-making activities or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the exchange notes pursuant to the exchange offer made pursuant to this prospectus and the resale of exchange notes received in the exchange offer by any broker-dealer under such circumstances.
      Based on existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that after the exchange offer, the exchange notes will generally be freely transferable by holders without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any holder of outstanding notes who is an “affiliate” of ours who is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person:

•	will not be able to rely on the interpretations of the staff of the SEC set forth in the applicable no-action letters;

•	will not be able to tender its outstanding notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding notes unless the sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”
      In addition, each broker-dealer that receives the exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes.
      Each holder of outstanding notes who wishes to exchange outstanding notes for exchange notes in the exchange offer will be required to make various representations including that:

•	the holder is not an affiliate of ours (within the meaning of Rule 405 of the Securities Act) or a broker-dealer tendering notes acquired directly from us for its own account;

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder; and

•	neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.
      In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.
      Shelf Registration Statement. If (1) because of any change in law, SEC rules or regulations or the applicable interpretations of the Staff of the SEC, we are not permitted to effect the exchange offer, (2) for any other reason the exchange offer has not been consummated within 270 days after the original issuance of the notes, (3) any initial purchaser requests with respect to outstanding notes that are not eligible to be exchanged in the exchange offer and that are held by it following the exchange offer, (4) any holder of the outstanding notes (other than an initial purchaser) is not eligible to participate in the exchange offer or (5) in the case of any initial purchaser that participates in the exchange offer or acquires exchange notes, such initial purchaser does not receive freely tradable exchange notes in exchange for notes constituting any portion of an unsold allotment, we will:

•	file a shelf registration statement covering resales of the notes as promptly as practicable (but in no event more than 90 days after required or requested pursuant to any of the above circumstances);

•	use reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC within 240 days after required or requested pursuant to any of the above circumstances; and

•	use reasonable best efforts to keep the shelf registration statement continuously effective until the earlier of (1) two years from the date the shelf registration statement is declared effective and (2) such time as all of the notes covered by the shelf registration statement have been sold under the shelf registration statement.
      If we file a shelf registration statement, we will notify holders when such registration statement has become effective and take other actions which are required to permit unrestricted resales of the notes. If a holder sells notes under the shelf registration statement, such holder will be:

•	required to deliver information to be used in connection with the shelf registration statement;

•	required to be named as a selling security holder in the related prospectus;

•	required to deliver a prospectus to purchasers if required by applicable law;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the sales; and

•	bound by some of the provisions of the registration rights agreement, including those regarding indemnification rights and obligations.
      Additional Interest. We will pay additional interest on the outstanding notes upon occurrence of any of the following events:

•	if the SEC does not declare the exchange offer registration statement effective within 240 days after the closing date of the issuance of the outstanding notes;

•	if the exchange offer is not completed within 270 days after the closing date of the issuance of the outstanding notes; or

•	if we have filed, and the SEC has declared effective, the shelf registration statement and at any time prior to the earlier of two years from the date the shelf registration is declared effective and such time as all the outstanding notes covered by the shelf registration statement have been disposed of under the shelf registration statement, the shelf registration statement ceases to be effective, or fails to be usable for its intended purpose without being succeeded within two business days by a post-effective amendment which cures the failure and that is itself immediately declared effective;

then additional interest will accrue on the notes in addition to the rate shown on the cover page of this prospectus from and including the date on which any such registration default shall occur to, but excluding, the date on which the registration default has been cured, at the rate of .25% per year, plus an additional .25% per year from and during any period in which the registration default has continued for more than 90 days, up to a maximum rate of .50% per year. In no event will the additional interest on the notes exceed ..50% per year. The foregoing circumstances under which we may be required to pay additional interest are not cumulative. Further, any additional interest will cease to accrue when all of the events described above have been cured or upon the expiration of the second anniversary of the closing date of the issuance of the outstanding notes.
      Except as set forth above, after consummation of the exchange offer, holders of outstanding notes have no registration or exchange rights under the registration rights agreement. See “— Consequences of Failure to Exchange.”
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any and all outstanding notes validly tendered and not withdrawn on or before the Expiration Date of the exchange offer and will issue exchange notes in exchange for outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in minimum denominations of $100,000 principal amount and additional integral multiples of $1,000. As of the date of this prospectus, $500,000,000 aggregate principal amount of the unregistered notes are outstanding.
      The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except that

•	the exchange notes will have been registered under the Securities Act and will therefore not bear legends restricting their transfer pursuant to the Securities Act,

•	except as otherwise described above, holders of the exchange notes will not be entitled to the rights of holders of outstanding notes under the registration rights agreement, and

•	the exchange notes will not have rights to additional interest.
      The exchange notes will evidence the same debt as the outstanding notes which they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs all of the notes.
      This prospectus, together with the letter of transmittal, is first being sent on or about May 22, 2006 to all holders of outstanding notes known to us as of such date. Only a registered holder of outstanding notes or such holder’s legal representative or attorney-in-fact as reflected on the records of the trustee under the indenture may participate in the exchange offer. There will be no fixed record date for determining registered holders of the outstanding notes entitled to participated in the exchange offer.
      Holders of outstanding notes do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder.
      We shall be deemed to have accepted validly tendered outstanding notes if and when we have given oral or written notice of that acceptance to the exchange agent. The exchange agent will act as our agent for the purpose of receiving the outstanding notes from and distributing the exchange notes to the tendering holders. The exchange notes to be delivered pursuant to the exchange offer will be delivered promptly after expiration of the exchange offer.

      If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of such outstanding notes as promptly as practicable after the Expiration Date.
      Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, except as set forth below under “— Transfer Taxes,” transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than various applicable taxes, if any, in connection with the exchange offer. See “— Fees and Expenses.”
Expiration Date; Extensions; Amendments
      The term “Expiration Date” with respect to the exchange offer shall mean 5:00 p.m., New York City time, on June 19, 2006, unless we, in our sole discretion, extend the period of time for which the exchange offer is open, in which case the term “Expiration Date” shall mean the latest date and time to which we extend the exchange offer.
      In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement of the extensions, each prior to 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date of the exchange offer.
      We reserve the right, in our sole discretion:

•	to delay accepting the outstanding notes;

•	to extend the exchange offer;

•	if any of the conditions set forth below under “— Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer; or

•	to amend the terms of the exchange offer in any manner.
We may affect any such delay, extension, termination or amendment by giving oral or written notice of that to the exchange agent.
      Except as specified in the second paragraph under this heading, any such delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment in a manner reasonably calculated to inform the holders of the outstanding notes of that amendment.
      Without limiting the manner in which we may choose to make a public announcement of any delay, extension, termination or amendment of any exchange offer, we shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release of the announcement to a financial news service.
Procedures for Tendering Outstanding Notes
      The tender by a holder of outstanding notes pursuant to any of the procedures set forth below will constitute the tendering holder’s acceptance of the terms and conditions of the exchange offer.
      Our acceptance for exchange of outstanding notes tendered pursuant to any of the procedures described below will constitute a binding agreement between the tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only registered holders are authorized to tender their outstanding notes. The procedures by which outstanding notes may be tendered by beneficial owners that are not registered holders will depend upon the manner in which the outstanding notes are held. You should not send the letter of transmittal or outstanding notes to Finco or Baxter.

      Tender of outstanding notes held in physical form. To effectively tender outstanding notes held in physical form pursuant to the exchange offer:

•	a properly completed letter of transmittal applicable to such outstanding notes (or a facsimile of the letter of transmittal) duly executed by the holder of such outstanding notes, and any other documents required by the letter of transmittal, must be received by the exchange agent at one of its addresses set forth below, and tendered outstanding notes must be received by the exchange agent at its address (or delivery effected through the deposit of outstanding notes into the exchange agent’s account with DTC and making book-entry delivery as set forth below) on or prior to the Expiration Date of the exchange offer; or

•	under certain circumstances the tendering holder must comply with the guaranteed delivery procedures set forth below under “Guaranteed Delivery Procedures.”
      Tender of outstanding notes held through a custodian. To effectively tender outstanding notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner of the outstanding notes must instruct such holder to tender the outstanding notes on the beneficial owner’s behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus which may be used by the beneficial owner in this process to instruct the registered holder of the beneficial owner’s outstanding notes to effect the tender.
      If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable amount of time and may not be able to be completed prior to the Expiration Date.
      Tender of outstanding notes held through DTC. To effectively tender outstanding notes that are held through DTC, DTC participants should electronically transmit their acceptance through the DTC Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an “Agent’s Message” to the exchange agent for its acceptance. Delivery of tendered outstanding notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below under “— Book-Entry Transfer,” or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below under “— Guaranteed Delivery Procedures.”
      The term “Agent’s Message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from each participant in DTC tendering the outstanding notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of that letter of transmittal and that we may enforce that agreement against the participant.
      Alternatively, pursuant to authority granted by DTC, any DTC participant that has outstanding notes credited to its DTC account at any time (and thereby held of record by DTC’s nominee) may directly tender their outstanding notes as if they were holders. To effect a tender, such DTC participants should complete and sign the letter of transmittal or a facsimile of the letter of transmittal, have the signature thereon guaranteed if required by Instruction 1 of the letter of transmittal, and mail or deliver the letter of transmittal or the facsimile pursuant to the procedures for book-entry transfer set forth below under “— Book-Entry Transfer.”
      The method of delivery of outstanding notes and the letter of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the person tendering outstanding notes and delivering the letter of transmittal. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the exchange agent prior to such date.
      Except as provided below, unless the outstanding notes being tendered are deposited with the exchange agent on or prior to the Expiration Date of the exchange offer (accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent’s Message), we may, at our option, reject such tender. Exchange of registered notes for outstanding notes will be made only against deposit of the tendered outstanding notes and delivery of all other required documents.
      Signatures on all letters of transmittal must be guaranteed by a recognized member of a Medallion Signature Guarantee Program or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an “Eligible Institution”), unless the outstanding notes tendered thereby are tendered

•	by a registered holder of outstanding notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of the outstanding notes) who has not completed either the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an Eligible Institution.
See Instruction 1 of the letter of transmittal. If the outstanding notes are registered in the name of a person other than the signer of the letter of transmittal or if outstanding notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on the letter of transmittal accompanying the tendered outstanding notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the letter of transmittal.
      All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which, in the opinion of our counsel, would be unlawful.
      We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. The interpretation of the terms and conditions of our exchange offer (including the instructions in the letter of transmittal) by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine.
      Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived.
      Any outstanding notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if outstanding notes are submitted in a principal greater than the principal amount of outstanding notes being tendered by such tendering holder, such unaccepted or non-exchanged outstanding notes will either be

•	returned by the exchange agent to the tendering holders; or

•	in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described below, credited to an account maintained with such book-entry transfer facility.
      By tendering, each registered holder will represent to us that, among other things,

•	the exchange notes to be acquired by the holder and any beneficial owner(s) of the outstanding notes in connection with the exchange offer are being acquired by the holder and any beneficial owner(s) in the ordinary course of business of the holder and any beneficial owner(s);

•	the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes;

•	the holder and each beneficial owner acknowledge and agree that any broker-dealer that receives exchange notes for its own account in exchange for outstanding notes pursuant to the exchange offer must deliver a prospectus in connection with any resale of the exchange notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an “underwriter” within the meaning of the Securities Act;

•	neither the holder nor any beneficial owner is an “affiliate”, as defined under Rule 405 of the Securities Act, of ours; and

•	the holder and each beneficial owner understands that a secondary resale transaction described in the third bullet point above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the SEC.
      Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “— Registration Rights Agreement — Transferability.”
Book-Entry Transfer
      The exchange agent will establish accounts with respect to the outstanding notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account in accordance with DTC’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry at DTC, the letter of transmittal (or facsimile of the letter of transmittal), with any required signature guarantees or an Agent’s Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the Expiration Date, or comply with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to in this prospectus as a “Book-Entry Confirmation.”
Guaranteed Delivery Procedures
      If a holder desires to tender outstanding notes pursuant to the exchange offer and the outstanding notes are not immediately available, or time will not permit the required documents to reach the exchange agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on or prior to the Expiration Date, those outstanding notes may nevertheless be tendered if all three of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, or an Agent’s Message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the Expiration Date, as provided below; and

•	the certificates for the tendered outstanding notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of the outstanding notes into the exchange agent’s account at DTC as described above), together with the letter of transmittal (or facsimile of the letter of transmittal), properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal or a properly transmitted Agent’s Message, are received by the exchange agent within two business days after the date of execution of the Notice of Guaranteed Delivery.

      The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.
      Notwithstanding any other provision of this section, delivery of exchange notes by the exchange agent for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will, in all cases, be made only after timely receipt by the exchange agent of the outstanding notes (or Book-Entry Confirmation of the transfer of the outstanding notes into the exchange agent’s account at DTC as described above), and the letter of transmittal (or facsimile of the letter of transmittal) with respect to the outstanding notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted Agent’s Message.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus and the letter of transmittal, tenders of outstanding notes pursuant to the exchange offer may be withdrawn, unless accepted for exchange as provided in the exchange offer, at any time prior to 5:00 p.m. New York City time, on the Expiration Date of the exchange offer.
      To be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the Expiration Date of the exchange offer. Any such notice of withdrawal must

•	specify the name of the person having deposited the outstanding notes to be withdrawn, and if different, specify the name in which the original notes are registered;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers of the particular certificates evidencing the outstanding notes (unless the outstanding notes were tendered by book-entry transfer), and aggregate principal amount of outstanding notes;

•	contain a statement that the holder is withdrawing his election to have the outstanding notes exchanged; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the outstanding notes into the name of the person withdrawing the outstanding notes.
      If outstanding notes have been delivered pursuant to the procedures for book-entry transfer set forth under “Book-Entry Transfer,” any notice of withdrawal must specify the name and number of the account at the appropriate book-entry transfer facility to be credited with the withdrawn outstanding notes and must otherwise comply with the book-entry transfer facility’s procedures.
      If the outstanding notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of outstanding notes can only be accomplished in accordance with these procedures.
      All questions to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties. No withdrawal of outstanding notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are retendered. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “— Procedures for Tendering Outstanding Notes” at any time prior to 5:00 p.m., New York City time, on the Expiration Date of the exchange offer.
      Any outstanding notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder of the outstanding notes unless otherwise provided in the letter of transmittal, promptly after the Expiration Date of the exchange offer or, if so requested in the notice of withdrawal, promptly after receipt by us of notice of withdrawal without cost to the holder.
Conditions to the Exchange Offer
      Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any exchange notes for any outstanding notes, and we may terminate or amend the exchange offer in our reasonable judgment, if at any time prior to the Expiration Date any of the following events occurs:

•	the exchange offer, or the making of any exchange by a holder, would violate applicable law or any applicable interpretation of the staff of the SEC;

•	an action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, might impair our ability to proceed with the exchange offer; or

•	a law, statute, rule or regulation has been adopted or enacted that, in our judgment, would materially impair our ability to proceed with the exchange offer.
      These conditions are for our sole benefit, and we may assert them, regardless of the circumstances that may give rise to them, or waive them in whole or in part at any and from time to time in our sole discretion prior to the expiration of the exchange offer. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of any of those rights. Each of those rights will be deemed an ongoing right that we may assert at any time and from time to time prior to the expiration of the exchange offer.
      In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes that have been tendered, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.
Consequences of Failure to Exchange
      The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer and are not included in a resale prospectus which, if required, will be filed as part of an amendment to the registration statement of which this prospectus is a part, will remain restricted securities and subject to the same transfer restrictions currently applicable to such outstanding notes.
      To the extent that outstanding notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for outstanding notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the outstanding notes not tendered for exchange. The extent of the market and the availability of price quotations for outstanding notes will depend upon a number of factors, including the number of holders of outstanding notes remaining at such time and the interest in maintaining a market in such outstanding notes on the part of securities firms. An issue of securities with a smaller outstanding market value available for trading, called the “float” may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for outstanding notes that are not exchanged in the exchange offer may be affected adversely to the extent that the amount of outstanding notes exchanged pursuant to the exchange offer reduces the float. The reduced float also may tend to make the trading price of the outstanding notes that are not exchanged more volatile.
      Issuance of exchange notes in exchange for outstanding notes pursuant to the exchange offer will be made following the prior satisfaction, or waiver, of the conditions set forth in “— Conditions to the Exchange Offer” and only after timely receipt by the exchange agent of such outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of outstanding notes desiring to tender such outstanding notes in exchange for exchange notes should allow sufficient time to ensure timely delivery of all required documentation. Neither we, the exchange agent nor any other person is under any duty to give notification of defects or irregularities with respect to the tender of outstanding notes for exchange. Outstanding notes that may be tendered in the exchange offer but which are not validly tendered will, following the consummation of the exchange offer, remain outstanding and will continue to be subject to the same transfer restrictions currently applicable to such outstanding notes.
Exchange Agent
      J.P. Morgan Trust Company, National Association, the trustee under the indenture governing the notes, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notices of Guaranteed Delivery and other documents should be directed to the exchange agent addressed as follows:

By Mail or Overnight Delivery:	By Facsimile:	By Hand:
J.P. Morgan Trust Company,	(214) 468-6494	J.P. Morgan Trust Company,
National Association	Eligible Institutions Only	National Association
Issuer Administrative Services		1st Floor Window
2001 Bryan Street/9th Floor	For Information Call:	4 New York Plaza
Dallas, TX 75201	1-800-275-2048	New York, NY 10004
Attention: Exchanges
Fees and Expenses
      We will bear the expenses of soliciting tenders of outstanding notes. These expenses include SEC registration fees, fees and expenses of the exchange agent and the trustee under the indenture, accounting and legal fees and printing costs, among others. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our officers and regular employees.
      No dealer-manager has been retained in connection with the exchange offer and no payments will be made to brokers, dealer or others soliciting acceptance of the exchange offer. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses in connection therewith.
      We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with a letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment
      The exchange notes will be recorded at the same carrying value of the outstanding notes and no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The expenses of the exchange offer will be amortized over the terms of the exchange notes.
USE OF PROCEEDS
      The exchange offer is intended to satisfy our obligations under the registration rights agreement. Neither Baxter nor Finco will receive any proceeds from the issuance of the exchange notes offered by this prospectus. In consideration for issuing the exchange notes contemplated by this prospectus, Finco in exchange will receive the outstanding notes in like principal amount. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in Finco’s or Baxter’s indebtedness.
      Finco loaned the net proceeds from the sale of the outstanding notes to wholly-owned subsidiaries of Baxter. The net proceeds ultimately were used by Baxter to repay outstanding debt and for general corporate purposes.

CAPITALIZATION
      The following table sets forth Baxter’s consolidated capitalization as of March 31, 2006. You should read this table in conjunction with Baxter’s consolidated financial statements and the notes thereto, incorporated by reference in this prospectus.

As of
March 31,
2006

(in millions)
Cash and equivalents	$881

Short-term debt and current maturities of long-term debt and lease obligations	$129
Long-term debt and lease obligations	2,276
Stockholders’ equity
Common stock	683
Common stock in treasury, at cost	(1,234)
Additional contributed capital	4,636
Retained earnings	3,133
Accumulated other comprehensive loss	(1,471)

Total stockholders’ equity	5,747

Total capitalization	$8,152

RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth our ratio of earnings to fixed charges for the years and periods indicated:

	Three Months Ended
	March 31,	Year Ended December 31,

	2006	2005	2004	2003	2002	2001

Ratio of earnings to fixed charges(1)	9.12	7.17	3.10	6.27	10.28	6.69

(1)	For purposes of computing the ratios, (i) “earnings” consist of income from continuing operations before income taxes and cumulative effect of accounting changes, plus fixed charges; less capitalized interest costs, and less net gains of less than majority-owned affiliates, net of dividends and (ii) “fixed charges” consist of interest costs and estimated interest in rentals.
      “Income from continuing operations” includes certain significant items as follows:

2005:	$109 million benefit relating to restructuring charge adjustments, charges of $126 million relating to infusion pumps, and a charge of $50 million relating to the exit of hemodialysis instrument manufacturing.
2004:	$543 million charge for restructuring, $289 million charge for impairments and $115 million for other special charges.
2003:	$337 million charge for restructuring.
2002:	$163 million charge for in-process research and development and $26 million charge for restructuring.
2001:	$280 million charge for in-process research and development and other special charges and $189 million charge relating to discontinuing the A, AF and AX series dialyzers.
Please refer to the financial statements and financial information incorporated by reference in this prospectus for more information relating to the foregoing. See “Where You Can Find More Information.”

DESCRIPTION OF THE NOTES AND GUARANTEES
General
      We issued the outstanding notes and the guarantees, and will issue the exchange notes and the guarantees, under an indenture, among Finco, Baxter and J. P. Morgan Trust Company, National Association, as trustee, as amended and supplemented by the first supplemental indenture, among Finco, Baxter and the trustee (as so amended and supplemented, the “indenture”). The following description is a summary of the material provisions of the exchange notes, the guarantees and the indenture. The terms of the exchange notes and guarantees are substantially identical to the outstanding notes and guarantees, except that the exchange notes and guarantees have been registered under the Securities Act, will not have any of the transfer restrictions, registration rights or rights of additional interest applicable to the outstanding notes and guarantees. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual indenture. You should read the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. Unless otherwise stated, all references to the “notes” in this “Description of the Notes and Guarantees” include both the exchange notes and the outstanding notes and all references to the “guarantees” include the guarantees of the outstanding notes and the guarantees of the exchange notes.
      The notes are senior unsecured obligations of Finco unconditionally and irrevocably guaranteed by Baxter as to principal, premium, if any, interest and additional amounts, if any.
      The notes are redeemable as described below under “— Optional Redemption” and “— Optional Tax Redemption.” The notes are not entitled to the benefit of any sinking fund.
      With certain exceptions and pursuant to certain requirements set forth in the indenture, Baxter and Finco may each discharge their respective obligations under the indenture with respect to the notes as described in “— Discharge, Defeasance and Covenant Defeasance.”
Maturity, Interest, Form and Denomination
      The notes will mature on October 15, 2010 and will bear interest at the rate of 4.750% per annum.
      Interest will be payable semiannually on April 15 and October 15 of each year to holders of record of the notes on the preceding April 1 and October 1, respectively. Interest on the notes will accrue from the most recent date to which interest has been paid and will be calculated on the basis of a 360-day year of twelve 30-day months.
      If any interest payment date, maturity date or redemption date falls on a day that is not a business day, payment will be made on the next succeeding business day, and no interest will accrue for the period from and after the interest payment date, maturity date or redemption date, as the case may be, to the next succeeding business day. As used in this prospectus, the term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in the City of New York.
      The outstanding notes were issued in fully registered form in denominations of $100,000 and in integral multiples of $1,000. You may only exchange outstanding notes for minimum denominations of $100,000 principal amount of exchange notes and additional integral multiples of $1,000 for each $100,000 principal amount and additional integral multiples of $1,000 of outstanding notes.
Further Issues of the Same Series
      The notes will initially be limited to $500,000,000 in aggregate principal amount. Finco may, from time to time, without the consent of the existing holders of the notes, issue additional notes under the indenture having the same terms as the notes in all respects, except for the issue date, the issue price and the initial interest payment date. Any such additional notes will be consolidated with and form a single series with the notes being offered by this prospectus.

      In addition to the notes, Finco may issue other series of debt securities under the indenture. There is no limit on the total aggregate principal amount of debt securities that Finco can issue under the indenture.
Ranking
      The notes will be senior unsecured obligations of Finco and will rank on a parity with all other senior unsecured unsubordinated indebtedness of Finco, including any other debt securities issued under the indenture. The guarantee will be a senior unsecured obligation of Baxter and will rank equally with all other senior unsecured indebtedness of Baxter. At March 31, 2006, Baxter had approximately $1.394 billion of senior unsecured indebtedness outstanding.
Guarantees
      Baxter will unconditionally and irrevocably guarantee to each holder of the notes the due and punctual payment of the principal, premium, if any, and interest on, and any additional amounts payable with respect to, the notes, when and as it becomes due and payable, whether at maturity, upon acceleration, by call for redemption or otherwise in accordance with the terms of the notes and the indenture. Baxter waives any right to require the trustee or the holders of the notes to pursue or exhaust their legal or equitable remedies against Finco before exercising their rights under the guarantees.
Registration, Transfer, Payment and Paying Agent
      The notes will be issued in registered form only, without coupons. The notes will be payable and may be surrendered for registration of transfer or exchange at an office or agency maintained by the trustee in the Borough of Manhattan, The City of New York. However, Baxter and Finco, at their option, may make payments of interest on any note by check mailed to the address of the person entitled to receive that payment, as such address appears in the security register, or by wire transfer to an account maintained by the payee with a bank located in the United States. No service charge will be made for any registration of transfer or exchange, redemption or repayment of the notes, but Baxter and Finco may, subject to the provisions set forth below, require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with that transaction.
      Neither Baxter nor Finco shall be required to:

•	issue, register the transfer of or exchange the notes during a period beginning at the opening of business 15 days before the day of the selection for redemption of notes of the same series and ending at the close of business on the day of such selection; or

•	register the transfer of or exchange any note, or portion of any note, so selected for redemption, except the unredeemed portion of any note being redeemed in part.
      All amounts of principal, premium and interest on, and any additional amounts payable with respect to, the notes will be paid by Finco without deduction or withholding for any taxes, duties, assessments or other charges imposed by the government of The Netherlands, or the government of a jurisdiction in which a successor to Finco is organized. If deduction or withholding for any of these charges is required by The Netherlands, or by a jurisdiction in which a successor to Finco is organized, Finco or such successor will pay any additional amounts necessary to make the net amount paid to the affected holders equal to the amount the holders would have received in the absence of the deduction or withholding. However, these additional amounts will not include:

•	the amount of any tax, duty, assessment or other governmental charge imposed by any unit of the federal or a state government of the United States;

•	the amount of any tax, duty, assessment or other governmental charge that is only payable because either:

•	a type of connection exists between the holder, or a third party on behalf of a holder, by reason of its (or a fiduciary, settler, member or shareholder, beneficiary of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) having some present or former connection with The Netherlands (including being or having been a citizen, natural or resident of The Netherlands, being or having been engaged in a trade or business or present therein or having or having had a permanent establishment therein) other than the mere holding of the notes; or

•	the holder presented the notes for payment more than 30 days after the date on which the relevant payment became due or was provided for, whichever is later;

•	the amount of any tax, duty, assessment or other governmental charge that is payable other than by deduction or withholding from a payment on the notes;

•	the amount of any tax, duty, assessment or other governmental charge that is imposed or withheld due to the beneficial owner of the notes failing to accurately comply with a request from Baxter or Finco to either provide information concerning the beneficial owner’s nationality, residence or identity or make any claim to satisfy any information or reporting requirement, if the completion of either would have provided an exemption from all or part of the applicable governmental charge;

•	the amount of any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, duty, assessment or other governmental charge;

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to the European Union Directive on the taxation of savings income or any law implementing or complying with or introduced in order to conform to such Directive; or

•	any combination of the taxes, duties, assessments or other governmental charges described above.
      Additional amounts shall not be paid with respect to any payment in respect of the notes to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such notes to the extent such payment would be required by the laws of The Netherlands (or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such notes.
Optional Redemption
      The notes will be redeemable in whole or in part, at the option of Finco, at any time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the redemption date, or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as defined below, plus 12.5 basis points, plus accrued interest thereon to the date of redemption.
      “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

      “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if Finco obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
      “Independent Investment Banker” means one of the Reference Treasury Dealers that Finco shall appoint.
      “Reference Treasury Dealers” means (1) Deutsche Bank Securities Inc. and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer (“Primary Treasury Dealer”), Finco shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (2) at our option, additional Primary Treasury Dealers selected by Finco.
      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Finco, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Finco by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.
      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.
      Unless a default occurs in payment of the redemption price, from and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.
Optional Tax Redemption
      Finco may redeem the notes at its option in whole but not in part at any time, if:

•	Finco would be required to pay additional amounts as a result of any change in the tax laws of The Netherlands that becomes effective on or after the date of issuance of the notes, or

•	as a result of any change in any treaty affecting taxation to which The Netherlands, or a jurisdiction in which a successor to Finco is organized, is a party that becomes effective on or after the date of issuance of the notes, Baxter would be required to deduct or withhold tax on any payment to Finco to enable it to make any payment of principal or interest.
      The redemption price will be equal to the principal amount of the notes plus accrued but unpaid interest to the date of redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.
      In both of these cases, however, Finco will not be permitted to redeem the notes if it can avoid either the payment of additional amounts, or deductions or withholding, as the case may be, by using reasonable means available to it.
Restrictive Covenants
      Restrictions on the creation of secured debt. The indenture provides that Baxter will not, and will not cause or permit any restricted subsidiary to, create, incur, assume or guarantee any indebtedness which is secured by a security interest in any principal facilities of Baxter or any restricted subsidiary or in shares of stock owned directly or indirectly by Baxter in any restricted subsidiary or in indebtedness for money borrowed by one of its restricted subsidiaries from Baxter or another of the restricted subsidiaries (“secured debt”) unless the notes then outstanding and any other indebtedness of or guaranteed by Baxter or such restricted subsidiary then entitled to be so secured is secured equally and ratably with or prior to any and all other obligations and indebtedness thereby secured, with exceptions as listed in the indenture. These restrictions do not apply to indebtedness secured by:

•	any security interest on any property which is a parcel of real property at a manufacturing plant, a warehouse or an office building and which is acquired, constructed, developed or improved by Baxter or a restricted subsidiary, which security interest secures or provides for the payment of all or any part of the acquisition cost of the property or the cost of the construction, development or improvement of the property and which security interest is created prior to, at the same time as, or within 120 days after (i) in the case of the acquisition of property, the completion of the acquisition of the property and (ii) in the case of construction, development or improvement of property, the later to occur of the completion of such construction, development or improvement or the commencement of operation, use or commercial production of the property;

•	any security interest on property existing at the time of the acquisition of such property by Baxter or a restricted subsidiary which security interest secures obligations assumed by Baxter or a restricted subsidiary;

•	any security interest arising from conditional sales agreements or title retention agreements with respect to property acquired by Baxter or any restricted subsidiary;

•	security interests existing on the property or on the outstanding shares or indebtedness of a corporation or firm at the time the corporation or firm becomes a restricted subsidiary or is merged or consolidated with Baxter or a restricted subsidiary or at the time the corporation or firm sells, leases or otherwise disposes of its property as an entirety or substantially as an entirety to Baxter or a restricted subsidiary;

•	security interests securing indebtedness of a restricted subsidiary to Baxter or to another restricted subsidiary;

•	mechanics’ and other statutory liens arising in the ordinary course of business in respect of obligations which are not due or which are being contested in good faith;

•	security interests arising by reason of deposit with, or the giving of any form of security to, any governmental agency which is required by law as a condition to the transaction of any business;

•	security interests for taxes, assessments or governmental charges or levies not yet delinquent or security interests for taxes, assessments or governmental charges or levies already delinquent but which are being contested in good faith;

•	security interests arising in connection with legal proceedings, including judgment liens, so long as the proceedings are being contested in good faith and, in the case of judgment liens, the execution has been stayed;

•	landlords’ liens on fixtures leased by Baxter or a restricted subsidiary in the ordinary course of business;

•	security interests arising in connection with contracts and subcontracts with or made at the request of the United States, any state, or any department, agency or instrumentality of the United States or any state;

•	security interests that secure an obligation issued by the United States or any state, territory or possession of the United States or any of their political subdivisions or the District of Columbia, in connection with the financing of the cost of construction or acquisition of a principal facility or a part of a principal facility;

•	security interests by reason of deposits to qualify Baxter or a restricted subsidiary to conduct business, to maintain self-insurance, or to obtain the benefits of, or comply with, laws;

•	the extension of any security interest existing on the date of the indenture on a principal facility to additions, extensions or improvements to the principal facility and not as a result of borrowing money or the securing of indebtedness incurred after the date of the indenture; or

•	any extension, renewal or refunding, or successive extensions, renewals or refundings, in whole or in part of any secured debt secured by any security interest listed above, provided that the principal amount of the secured debt secured thereby does not exceed the principal amount outstanding immediately prior to the extension, renewal or refunding and that the security interest securing the secured debt is limited to the property which, immediately prior to the extension, renewal or refunding, secured the secured debt and additions to the property.

For purposes of the indenture, “principal facilities” are any manufacturing plants, warehouses, office buildings and parcels of real property owned by Baxter or any restricted subsidiary, provided each such facility has a gross book value, without deduction for any depreciation reserves, in excess of 2% of Baxter’s consolidated net tangible assets other than any facility that is determined by Baxter’s board of directors to not be of material importance to the business conducted by Baxter and its subsidiaries taken as a whole. For purposes of the indenture, “consolidated net tangible assets” are the total amount of assets that would be included on Baxter’s consolidated balance sheet under generally accepted accounting principles after deducting all short-term liabilities and liability items, except for indebtedness payable more than one year from the date of incurrence and all goodwill, trade names, trademarks, patents, unamortized debt discount and unamortized expense incurred in the issuance of debt and other like intangibles, except for prepaid royalties.
      Notwithstanding the limitations on secured debt described above, Baxter and any restricted subsidiary may create, incur, assume or guarantee secured debt, without equally and ratably securing the notes, provided that the sum of

•	such secured debt and all other secured debt entered into after the date of the indenture, other than secured debt permitted as described in the bullet points above, plus

•	the aggregate value of sale and leaseback transactions entered into after the date of the indenture, other than sale and leaseback transactions permitted under the second bullet point under “— Restrictions on sale and leaseback transactions,”
does not exceed 15% of Baxter’s consolidated net tangible assets.
      For purposes of the indenture, a “restricted subsidiary” is any corporation in which Baxter owns voting securities entitling it to elect a majority of the directors and which is either designated as a restricted subsidiary in accordance with the indenture or:

•	existed as such on the date of the indenture or is the successor to, or owns, any equity interest in, a corporation which so existed;

•	has its principal business and assets in the United States;

•	the business of which is other than the obtaining of financing in capital markets outside the United States or the financing of the acquisition or disposition of real or personal property or dealing in real property for residential or office building purposes; and

•	does not have assets substantially all of which consist of securities of one or more corporations which are not restricted subsidiaries.
      Restrictions on sale and leaseback transactions. The indenture provides that Baxter will not, and will not cause or permit any restricted subsidiary to, enter into any sale or transfer of any principal facility which has been in operation, use or commercial production for more than 120 days prior to the sale or transfer, or which, in the case of a principal facility which is a parcel of real property other than a manufacturing plant, warehouse or office building, has been owned by Baxter or any restricted subsidiary for more than 120 days prior to the sale or transfer, if the sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease, of the principal facility to Baxter or a restricted subsidiary, except a lease for a period not exceeding 36 months and a lease that secures or relates to obligations issued by the United States, or any state, territory or possession of the United States or any of their political subdivisions or the District of Columbia, in connection with the financing of the cost of construction or acquisition of the principal facility (a “sale and leaseback transaction”), unless:

•	Baxter or such restricted subsidiary would be entitled to incur secured debt only by reason of the provision described in the second paragraph under the sub-heading “Restrictions on the creation of secured debt” equal in amount to the value of the sale and leaseback transaction without equally and ratably securing the notes; or

•	Baxter or such restricted subsidiary applies within one year, or commits to apply within one year, an amount at least equal to the net proceeds of the sale of the property sold and transferred pursuant to the sale and leaseback transaction to:

•	the acquisition, construction, development or improvement of properties, facilities or equipment which are or will be a principal facility; or

•	the optional redemption of the notes or the repayment of superior indebtedness of Baxter or of any restricted subsidiary.
      For purposes of the indenture, “superior indebtedness” means any obligations of Baxter or any restricted subsidiary which:

•	when created, is payable more than one year later;

•	should be shown on Baxter’s consolidated balance sheet as a liability in accordance with generally accepted accounting principles; and

•	is not subordinate and junior in right of payment to the prior payment of the notes.
      Instead of applying all or any part of the proceeds of a sale and leaseback transaction to the redemption of the notes, Baxter may deliver to the trustee, within one year after such sale or transfer, notes for cancellation and thereby reduce the amount to be applied to the redemption of the notes by an amount equivalent to the aggregate principal amount of the notes delivered.
      Restrictions on transfers of principal facilities. The indenture provides that Baxter will not, and will not cause or permit any restricted subsidiary to, transfer any principal facility to any subsidiary that is not a restricted subsidiary unless it applies within one year, or will commit within one year to apply, an amount equal to the fair value of the principal facility at the time of the transfer:

•	to the acquisition, construction, development or improvement of a property which is or will be a principal facility or part of a principal facility; or

•	to the optional redemption of the notes or to the repayment of superior indebtedness of Baxter or any restricted subsidiary.
      Instead of applying all or any part of the amount to the redemption of the notes, Baxter may deliver to the trustee notes for cancellation and thereby reduce the amount to be applied to the redemption of the notes by an amount equivalent to the aggregate principal amount of the notes delivered.
Restrictions on Mergers, Consolidations and Transfers of Assets
      The indenture provides that neither Baxter nor Finco will consolidate with or merge into or sell, transfer or lease all or substantially all of its respective properties and assets to another person unless:

•	in the case of a merger, Baxter or Finco, as the case may be, is the surviving corporation, or

•	the person into which Baxter or Finco, as the case may be, is merged or which acquires all or substantially all of the properties and assets of Baxter or Finco, as the case may be, expressly assumes all of the obligations of Baxter or Finco, as the case may be, relating to the notes, the guarantees and the indenture.
      Upon any of the consolidation, merger or transfer, the successor corporation will be substituted for Baxter or Finco, as the case may be, under the indenture. The successor corporation may then exercise all of the powers and rights of Baxter or Finco, as the case may be, under the indenture, and Baxter or Finco, as the case may be, will be released from all of its obligations and covenants under the notes, the guarantees and the indenture. In the event Baxter or Finco, as the case may be, leases all or substantially all of its assets, the lessee corporation will be the successor and may exercise all of the respective powers and rights under the indenture but Baxter or Finco, as the case may be, will not be released from its obligations and covenants under the notes, the guarantees and the indenture.
Events of Default
      An “event of default” with respect to the notes is defined in the indenture as being:

•	default in payment of any interest on, or any additional amounts payable in respect of any interest on, any of the notes when due, and continuance of the default for a period of 30 days;

•	default in payment of any principal of or premium, if any, on, or any additional amounts payable in respect of any principal of or premium, if any, on any of the notes when due, whether at maturity or otherwise;

•	default by Baxter or Finco in the performance, or breach, of any covenant or warranty in the indenture or in the notes, other than a covenant or warranty included in the indenture solely for the benefit of debt securities other than the notes, and continuance of that default or breach, without that default or breach having been cured or waived, for a period of 90 days after the trustee gives notice to Baxter and Finco or, in the case of notice by the holders, the holders of not less than 25% in aggregate principal amount of the notes then outstanding give notice to Baxter, Finco and the trustee, specifying the default or breach;

•	failure of Baxter or Finco to make any payment when due, including any applicable grace period, in respect of indebtedness which is in an amount in excess of $50,000,000, or default by Baxter or Finco with respect to any indebtedness that results in acceleration of indebtedness which is in an amount in excess of $50,000,000; or

•	specified events of bankruptcy, insolvency or reorganization with respect to Baxter or Finco.
      No event of default with respect to debt securities other than the notes necessarily constitutes an event of default with respect to the notes. The indenture provides that, within 90 days after the occurrence of any default with respect to the notes, the trustee will mail to all holders of the notes notice of the default, unless the default has been cured or waived. However, the indenture provides that the trustee may withhold notice of a default with respect to the notes, except a default in payment of principal, premium, if any, or interest, if any, on, or additional amounts with respect to, the notes, if the trustee considers it in the best interest of the holders to do so. In the case of a default in the performance, or breach, of any covenant or warranty in the indenture or in respect of the notes, no notice will be given until at least 30 days after the occurrence of the default or breach. As used in this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an event of default with respect to the notes.
      The indenture provides that if an event of default, other than an event of default relating to events of bankruptcy, insolvency or reorganization, with respect to the notes occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the principal of, and accrued and unpaid interest, if any, on all the notes to be due and payable immediately. The indenture also provides that if an event of default relating to events of bankruptcy, insolvency or reorganization with respect to the notes occurs then the principal of, and accrued and unpaid interest, if any, on all the notes will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes. However, upon specified conditions, the holders of a majority in aggregate principal amount of the notes then outstanding may rescind and annul an acceleration of the notes and its consequences.
      Subject to the provisions of the Trust Indenture Act requiring the trustee, during the continuance of an event of default under the indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes unless those holders have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities that may be incurred by taking such action.

      Subject to this requirement, holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to the notes. The indenture requires the annual filing with the trustee of a certificate signed by the principal executive officer, the principal financial officer or the principal accounting officer of each of Baxter and Finco that states whether Baxter or Finco is in default under the terms, provisions or conditions of the indenture.
      Notwithstanding any other provision of the indenture, the holder of a note will have the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest, if any, on that note on the respective due dates for those payments and to institute suit for the enforcement of those payments, and this right will not be impaired without the consent of the holder.
Modification and Waivers
      The indenture permits Baxter, Finco and the trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding notes affected by a modification or amendment, to modify or amend any of the provisions of the indenture or of the notes or the rights of the holders of the notes under the indenture. However, no modification or amendment may, without the consent of the holder of each outstanding note affected by the modification or amendment, among other things:

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on, or any additional amounts, if any, with respect to the notes;

•	reduce the principal of or any premium on the notes or reduce the rate of interest on or the redemption or repurchase price of the notes, or any additional amounts with respect to the notes, or change the obligation of Finco and Baxter to pay additional amounts;

•	change any place where or the currency in which the principal of, any premium or interest on, or any additional amounts with respect to any note is payable;

•	impair the holder’s right to institute suit to enforce any payment on or after the stated maturity of the notes or, in the case of redemption, on or after the redemption date; or

•	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of the indenture or specified defaults under the indenture and their consequences.
      The indenture also contains provisions permitting Baxter, Finco and the trustee, without the consent of the holders of the notes, to modify or amend the indenture, among other things:

•	to convey to the trustee as security for the notes any property or assets which Baxter or Finco may desire;

•	to evidence succession of another corporation to Baxter or Finco, or their successors, and the assumption by the successor corporation of the covenants, agreements and obligations of Baxter or Finco, as the case may be;

•	to add covenants and agreements of Baxter or Finco to those included in the indenture for the protection of the holders of the notes and to make the occurrence of a default of any such covenants or agreements a default or an event of default permitting enforcement of the remedies set forth in the indenture;

•	to add, delete or modify the events of default with respect to any series of debt securities the form and terms of which are being established pursuant to such supplemental indenture;

•	to prohibit the authentication and delivery of additional series of debt securities under the indenture;

•	to cure any ambiguity or correct or supplement any provision contained in the indenture or any supplemental indenture which may be defective or inconsistent with any other provisions contained therein;

•	to make such other provisions in regard to matters or questions arising under the indenture as are not inconsistent with the provisions of the indenture or any supplemental indenture and shall not adversely affect the interests of the holders of the notes in any material respect;

•	to establish the form and terms of debt securities of any series issued under the indenture and to authorize the issuance of additional notes of the same series as the notes being issued pursuant to this prospectus; or

•	to evidence and provide for acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series or to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee.
      The holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with some of the restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all holders of notes, waive any past default under the indenture with respect to the notes and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on the notes or a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding note.
Satisfaction and Discharge, Defeasance and Covenant Defeasance
      Upon the direction of Baxter or Finco, the indenture will cease to be of further effect with respect to any note specified by Baxter or Finco, subject to the survival of specified provisions of the indenture, when:

•	either

•	all notes, subject to exceptions, have been delivered to the trustee for cancellation, or

•	all notes have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and Baxter or Finco has deposited with the trustee, in trust, funds in United States dollars, or direct or indirect obligations of the United States (“government obligations”) in an amount sufficient to pay the entire indebtedness on the notes including the principal, premium, if any, interest, if any, and any additional amounts with respect to the notes, to the date of the deposit, if the notes have become due and payable, or to the maturity or redemption date of the notes, as the case may be;

•	Baxter or Finco has paid all other sums payable under the indenture with respect to the outstanding notes; and

•	the trustee has received each officers’ certificate and opinion of counsel called for by the indenture.
      Baxter and Finco may elect with respect to the notes either

•	to defease and be discharged from all of their obligations with respect to the outstanding notes (“defeasance”), except for, among other things,

•	the obligation to register the transfer or exchange of the notes,

•	the obligation to replace temporary or mutilated, destroyed, lost or stolen notes,

•	the obligation to maintain an office or agency in respect of the notes, and

•	the obligation to hold moneys for payment in trust, or

•	to be released from their obligations with respect to the notes under specified covenants in the indenture including those described under the heading “Restrictive Covenants” and any omission to comply with those obligations will not constitute a default or an event of default with respect to the notes (“covenant defeasance”), in either case upon the irrevocable deposit by Baxter or Finco with the trustee, or other qualifying trustee, in trust for that purpose, of an amount in United States dollars and/or government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, interest, if any, and any additional amounts with respect to the notes, on the due dates for those payments.
      The defeasance or covenant defeasance described above will only be effective if, among other things:

•	it will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Baxter or Finco is a party or is bound;

•	in the case of defeasance, Baxter and Finco will have delivered to the trustee an opinion of independent counsel confirming that

•	Baxter or Finco has received from or there has been published by the Internal Revenue Service a ruling, or

•	since the date of the indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based on this ruling or change in law, the opinion of counsel will confirm that the holders of the notes then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

•	in the case of covenant defeasance, Baxter or Finco, as the case may be, will have delivered to the trustee an opinion of independent counsel to the effect that the holders of the notes then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

•	if the cash and/or government obligations deposited are sufficient to pay the principal of, and premium, if any, and interest and additional amounts, if any, with respect to the notes provided the notes are redeemed on a particular redemption date, Baxter or Finco will have given the trustee irrevocable instructions to redeem the notes on that date; and

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the notes will have occurred and be continuing on the date of the deposit into trust, and, solely in the case of defeasance, no event of default or event which with notice or lapse of time or both would become an event of default arising from specified events of bankruptcy, insolvency or reorganization with respect to Baxter or Finco will have occurred and be continuing during the period through and including the 91st day after the date of the deposit into trust.
      In the event covenant defeasance is effected with respect to the notes and those notes are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the covenants as to which covenant defeasance has been effected, which would no longer be applicable to the notes after covenant defeasance, the amount of monies and/or government obligations deposited with the trustee to effect covenant defeasance may not be sufficient to pay amounts due on the notes at the time of any acceleration resulting from that event of default. However, Baxter and Finco would remain liable to make payment of those amounts due at the time of acceleration.

Regarding the Trustee
      Finco, Baxter and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course of business, and the trustee and its affiliates may from time to time in the future provide Baxter and its subsidiaries with banking and financial services in the ordinary course of their business.
Ratings
      Finco and Baxter have agreed to use their reasonable best efforts to cause the exchange notes to be rated by two nationally recognized statistical rating organizations (as such term is defined in Rule 436(g)(2) of the Securities Act). A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. No person is obligated to maintain its rating on any note, and, accordingly, we can give no assurance that the ratings assigned to the exchange notes will not be revised or withdrawn by a rating agency at any time thereafter. If a rating of the exchange notes is revised or withdrawn, the liquidity of such notes may be adversely affected. In general, ratings address credit risk and do not represent any assessment of the rate of principal payments on the notes other than the payment in full of such notes by the applicable final maturity date, as well as the timely payment of interest.
Book-Entry System
      The exchange notes will be issued in the form of a permanent global note in fully registered, book-entry form, without coupons, which will be deposited with the trustee, as custodian for DTC, registered in the name of DTC’s nominee and duly executed by Finco, authenticated by the trustee and have the guarantee of Baxter endorsed thereon (the “global notes”). All interests in the global notes may be subject to the operations and procedures of DTC.
      The descriptions of the operations and procedures set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change from time to time. Neither Baxter, Finco nor the trustee are responsible for these operations or procedures, and you are urged to contact the relevant system or its participants directly to discuss these matters.
      DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law,

•	a “banking organization” under the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.
      DTC holds securities that its participants deposit with DTC and facilitates the settlement of transactions among its participants in such securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
      Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on the records maintained by DTC or its nominee. The ownership interest of each actual purchaser of notes (a “beneficial owner”) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct and indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.
      To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; records maintained by DTC or its nominee reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
      So long as DTC, or its nominee, is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
      Neither DTC nor its nominee will consent or vote with respect to the global notes. Under its usual procedures DTC mails an omnibus proxy to Finco as soon as possible after the record date. The omnibus proxy assigns DTC or its nominee’s consenting or voting rights to those direct participants to whose accounts interests in the global notes are credited on the record date (identified in the listing attached to the omnibus proxy).
      Principal and interest payments on the global notes will be made to DTC. Finco expects that DTC, upon receipt of any payment of principal or interest in respect of a global note, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records maintained by DTC or its nominee. Finco also expects that payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, Baxter, Finco or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.
      Neither Baxter, Finco nor the trustee will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct or indirect participant with respect to any ownership interest in the notes, or payments to, or the providing of notice to participants or beneficial owners.
      In a few special situations described in the next paragraph, the global notes will terminate and interests in them will be exchanged for physical certificates representing notes. After that exchange, the choice of whether to hold notes directly or in street name will be up to the investor. Investors must consult their own banks, brokers or other financial institutions to find out how to have their interests in the notes transferred to their own name, so that they will be a direct holder.

      The special situations for termination of the global notes are:

•	when DTC notifies Finco that it is unwilling, unable or no longer qualified to continue as depositary;

•	when Finco notifies the trustee that it wishes to terminate the global notes; and

•	when an Event of Default on the notes has occurred and has not been cured, disregarding for this purpose any requirement of notice or that the default exist for a specified period of time.
Global Clearance and Settlement Procedures
      Initial settlement for the notes will be made in immediately available funds. Secondary market trading between the DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.
      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.
Governing Law
      The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
CERTAIN NETHERLANDS TAX CONSIDERATIONS
      The information given below is not intended as tax advice and does not purport to describe all of the Netherlands tax considerations that may be relevant to an exchange of outstanding notes for exchange notes pursuant to this exchange offer. Any holder of notes that is considering an exchange is advised to consult their own tax counsel with respect to the tax consequences of an exchange of outstanding notes for exchange notes pursuant to this exchange offer.
Taxation in The Netherlands
      The following summary of the Netherlands tax consequences is based on the current tax law and jurisprudence of The Netherlands.
      All payments by Finco in respect of the notes can be made without withholding or deduction for or because of any taxes, duties or charges of any nature whatsoever that are or may be withheld or assessed by the Netherlands Tax Authorities or any political subdivision thereof or therein, except if, de jure or de facto:

•	any payment under the notes is, in whole or in part, linked to the amount of profits realized or on the amount of profits distributed by Finco or a related entity of Finco; and

•	the notes do not have a fixed date of redemption or have a date of redemption that is more than 10 years after the date of issuance of the notes.
      A holder of the notes that is a corporate entity and derives income from such notes or realizes a gain on the exchange of the notes (if any), will not be subject to any Netherlands taxes on income or capital gains, unless:

•	the corporate holder is, or is deemed to be, a resident of The Netherlands;

•	the corporate holder has (an interest in) an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands, and to which enterprise or part of an enterprise the notes are attributable; or

•	the corporate holder has a “substantial interest,” as defined in the Netherlands tax law, in the share capital of Finco and such substantial interest does not form part of the business assets of the holder.
A “substantial interest” generally exists if a corporation, directly or indirectly, has:

•	ownership or certain other rights over shares constituting five percent or more of the issuer’s aggregate issued share capital, or if the issuer has several classes of shares, of the issued share capital of any class of shares;

•	when the issuer has issued profit certificates, profit certificates entitling him to at least five percent of the annual profit or to at least five percent of the liquidation proceeds; or

•	the rights to acquire shares constituting five percent or more of the issuer’s aggregate issued share capital, or if the issuer has several classes of shares, of the issued share capital of any class of shares, whether or not the shares have already been issued.
Certain less than five percent direct shareholdings may be deemed a “substantial interest.”
      A holder of the notes that is an individual, who derives income from such notes or who realizes a gain on the exchange of the notes (if any), will not be subject to any Netherlands taxes on income or capital gains in respect of such income or gains, unless:

•	the individual holder is, or is deemed to be, a resident of The Netherlands;

•	the individual holder has (an interest in) an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands, and to which enterprise or part of an enterprise the notes are attributable;
or, unless:

•	the individual holder has elected to be taxed as a resident of The Netherlands;

•	the individual holder has an interest in an enterprise that has its place of management in The Netherlands, and to which enterprise the notes are attributable, unless such interest arises out of employment or securities; or

•	such income or gain form “results from other activities performed in The Netherlands” (resultaat uit overige werkzaamheden), as defined in the Personal Income Tax Act 2001. Such definition includes, but is not limited to, cases in which the individual holder or any of his spouse, his partner, a person deemed to be his partner, other persons sharing such person’s house or household, or certain relatives of such person, has a “substantial interest” in the issuer or any other corporate entity that legally or de facto, directly or indirectly, has the disposition of the proceeds of the notes.
A “substantial interest” generally exists if such individual, alone or together with his spouse or partner, as the case may be, directly or indirectly, has:

•	ownership or certain other rights over shares constituting five percent or more of a company’s aggregate issued share capital, or if a company has several classes of shares, of the issued share capital of any class of shares;

•	if a company has issued profit certificates, profit certificates entitling him to at least five percent of the annual profit or to at least five percent of the liquidation proceeds; or

•	the rights to acquire shares constituting five percent or more of the issuer’s aggregate issued share capital, or if the issuer has several classes of shares, of the issued share capital of any class of shares, whether or not the shares have already been issued.
Certain less than five percent direct shareholdings may be deemed a “substantial interest.”

      No gift, estate or inheritance taxes will arise in The Netherlands in respect of the exchange of the notes by way of a gift by, or on the death of, a holder who is not a resident or deemed resident of The Netherlands, provided that:

•	such notes are not attributable to an enterprise, owned by the donor or the deceased, or in which the donor or the deceased has, at the time of the gift, or had, at the time of his death, an interest that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands;

•	such notes are not attributable to an enterprise that has its place of management in The Netherlands and in which the donor or deceased has or had an interest, unless such interest arises out of employment or securities; and

•	in the case of a gift of notes by an individual holder, who at the date of the gift was neither a resident nor deemed to be a resident in The Netherlands, such individual holder does not die within 180 days after the date of the gift, while being a resident or deemed to be a resident of The Netherlands.
      There will be no registration tax, capital tax, transfer tax, customs duty, stamp duty, property transfer tax or any other similar tax or duty due in The Netherlands in respect of or in direct connection with the exchange of the notes or the execution, delivery and/or enforcement by legal proceedings of the relevant documents or the performance of Finco’s obligations thereunder and under the notes.
      No value added tax will be due in The Netherlands in respect of payments in consideration of the issue of the notes, and/or in respect of payments of interest and principal on the notes, and/or in respect of the transfer of the notes, and/or in connection with the documents or in connection with the arrangements contemplated thereby, other than value added tax on the fees payable for services which are not expressly exempt from VAT, such as management, administrative, notarial and similar activities, safekeeping of the notes and the handling and verifying of documents.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following is a general summary of certain United States federal income tax consequences relating to the exchange of outstanding notes for exchange notes pursuant to this exchange offer by a holder that, for United States federal income tax purposes, is a “U.S. holder” as defined below. This summary is based upon currently existing provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed as of the date hereof and all of which are subject to change, possibly with retroactive effect or different interpretations. This summary does not discuss all United States federal income tax consequences that may be relevant to specific U.S. holders in light of their particular circumstances or to investors subject to special tax rules (such as financial institutions, insurance companies, broker-dealers, retirement plans, tax-exempt organizations (including foreign private foundations), certain United States expatriates and partnerships and partners therein (or other pass-through entities and their members)) or to holders that hold the notes as a part of a straddle, hedge, conversion transaction, synthetic security transaction or other integrated investment for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any state, local, or non-United States tax consequences relating to the exchange of outstanding notes for exchange notes. This summary assumes that holders hold their notes as “capital assets” (generally, property held for investment) under the Code. Holders are urged to consult their tax advisors regarding the United States federal tax consequences of the exchange of outstanding notes for exchange notes, as well as the applicability and effect of the laws of any state, local, non-United States or other taxing jurisdiction.
      For purposes of this summary, a “U.S. holder” refers to a beneficial owner of notes that, for United States federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation, created in or organized under the law of the United States, any state thereof or the District of Columbia;

•	an estate that is subject to United States federal income taxation without regard to the source of its income; or

•	a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) that was in existence on August 20, 1996, was treated as a United States person under the Code on the previous day, and elected to continue to be so treated.
      If a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you are urged to consult your own tax advisor.
      The exchange of outstanding notes for exchange notes pursuant to this exchange offer will not be a taxable event for United States federal income tax purposes. As a result,

•	a U.S. holder will not recognize taxable gain or loss as a result of exchanging such holder’s outstanding notes for exchange notes under the terms of such exchange offer;

•	the holding period of the exchange notes will include the holding period of the outstanding notes exchanged for the exchange notes; and

•	the adjusted tax basis for the exchange notes will be the same as the adjusted tax basis, immediately before the exchange, of the outstanding notes exchanged for the exchange notes.
      The above summary is not intended to constitute a complete analysis of all United States federal income tax consequences of the exchange of outstanding notes for exchange notes. We urge you to consult your own tax advisor with respect to the United States federal, state and local and non-United States and other tax consequences of the exchange of outstanding notes for exchange notes.
      TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUER OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
PLAN OF DISTRIBUTION
      Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not an “affiliate” of Baxter or Finco within the meaning of Rule 405 under the Securities Act;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business.
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market making or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resale.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options on the exchange notes or a combination of such methods of resale,

•	at market prices prevailing at the time of the resale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.
      Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes.
      Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commission on concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      Baxter and Finco have agreed to (1) pay all expenses incident to the exchange offer and (2) indemnify holders of the notes against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      The validity of the exchange notes and guarantees will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C. In addition, certain matters of Dutch law related to the validity of the exchange notes will be passed upon for us by Holland Van Gijzen, Amsterdam, The Netherlands.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Annual

Report on Form 10-K of Baxter International Inc. for the year ended December 31, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      With respect to the unaudited consolidated financial information of Baxter International Inc. for the quarterly period ended March 31, 2006, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However their separate report dated May 2, 2006, with respect to the quarter ended March 31, 2006, which is incorporated by reference herein, stated that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

$500,000,000
Baxter Finco B.V.
OFFER TO EXCHANGE
4.750% Notes due 2010
that have been registered under the Securities Act of 1933
for any and all outstanding
4.750% Notes due 2010

Unconditionally and Irrevocably Guaranteed by
Baxter International Inc.

PROSPECTUS
May 22, 2006